Exhibit (10t)

POTLATCH CORPORATION
SALARIED SUPPLEMENTAL BENEFIT PLAN II
Effective December 5, 2008
Amended and Restated as of February 14, 2014

POTLATCH CORPORATION
SALARIED SUPPLEMENTAL BENEFIT PLAN II

Effective December 5, 2008
Amended and Restated as of February 14, 2014

SECTION 1. INTRODUCTION.
(a)The Potlatch Corporation Salaried Supplemental Benefit Plan II (the “Plan”) was established effective December 5, 2008. This amendment and restatement incorporates changes to the Plan effective February 14, 2014. The purposes of the Plan include:
(i) to supplement benefits provided under the Retirement Plan to the extent such benefits are reduced due to the limits of Section 401(a)(17) or 415 of the Code;
(ii) to provide retirement benefits that take into account deferred Incentive Plan awards;
(iii) to provide retirement benefits to certain executives calculated as if they received a standard bonus award under the Incentive Plan; and
(iv) to supplement benefits provided under the 401(k) Plan to the extent that a participant’s allocations of Company Contributions or Allocable Forfeitures are reduced due to the limits of Section 401(a)(17), 401(k)(3), 401(m) or 415 of the Code or because the participant has deferred an Incentive Plan award.
(b)This Plan is a successor plan to the Potlatch Forest Products Salaried Employees’ Supplemental Benefit Plan II (the “PFPC Plan”), with respect to those individuals identified as “Potlatch Employees” pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation (the “EMA”). Pursuant to the EMA, all accrued benefit liabilities under the PFPC Plan with respect to Potlatch Employees have been transferred to and assumed by this Plan.
(c)This Plan also is a successor plan to the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new benefits are to accrue under it; provided, however, that any benefits accrued and vested under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under Section 409A.
(d)Any benefits that accrued under the Prior Plan with respect to Potlatch Employees before January 1, 2005 but that were unvested after December 31, 2004 and any benefits that accrued under the Prior Plan after December 31, 2004 are deemed to have accrued under this Plan and all such accruals are governed by the terms and conditions of this Plan as it may be amended from time to time.
(e) This Plan is intended to be a deferred compensation plan, for the benefit of a select group of management or highly compensated employees of the Company, and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Company intends that the existence of a trust, if any, will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to the Participants under the Plan prior to actual payment of the vested accrued benefits hereunder.

(f)The Plan is intended to comply with the requirements of Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that any payment qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that payments under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.
(g)Capitalized terms used in the Plan (other than those defined in Section 2) shall have the same meanings given to such terms in the Retirement Plan or the 401(k) Plan, as the context may require.
SECTION 2. DEFINITIONS
(a)“Actuarial Equivalent” shall mean “actuarial equivalent” as defined in the Retirement Plan.
(b)“Affiliate” means any other entity which would be treated as a single employer with Potlatch under Section 414(b) or (c) of the Code, provided that, for purposes of determining whether a Separation from Service has occurred, in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”
(c)“Beneficiary” means the person or persons who become entitled to receive payment of the Plan Benefits as a result of the death of the Participant. A Participant may designate a Beneficiary under the Plan in a form provided by the Committee.
(d)“Benefits Committee” means the Potlatch Corporation Benefits Committee and any successor committee thereto.
(e)“Board of Directors” or “Board” shall mean the Board of Directors of the Company.
(f)“Change in Control” shall mean the occurrence of any of the following events:
(i)    The consummation of a merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination,
(A)    all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company either directly or through one (1) or more subsidiaries),
(B)    no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, or
(C)    at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement providing for, or of the action of the Board to approve, such Business Combination; or
(ii)    Individuals who, as of May 6, 2013 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to May 6, 2013 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of the Company, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(iii)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either:

(A)    the then Outstanding Common Stock, or
(B)    the combined voting power of the Outstanding Voting Securities, provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph:
(I)     any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company;
(II)    any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company; and
(III)    any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (i) of this definition; or
(iv)    The consummation of the sale, lease or exchange of all or substantially all of the assets of the Company.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Committee” shall mean the Executive Compensation and Personnel Policies Committee of the Board of Directors.
(i)“Company” shall mean Potlatch Corporation.

(j) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(k)“401(k) Plan” shall mean the Potlatch Salaried 401(k) Plan.
(l)“Identification Date” means each December 31.
(m)“Incentive Plan” means the Potlatch Corporation Management Performance Award Plan, Management Performance Award Plan II, Annual Incentive Plan or any successor plan.
(n)“Key Employee” means a Participant who, on an Identification Date, is:
(i) An officer (a person holding the title of Vice President or higher, the Corporate Secretary, the Corporate Treasurer, the Controller, or other person designated as an officer by the Company or an Affiliate in its sole discretion) of the Company or an Affiliate having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company and its Affiliates shall be determined to be Key Employees as of any Identification Date;
(ii) A five percent owner of the Company; or
(iii) A one percent owner of the Company having annual compensation from the Company and its Affiliates of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
(o) “Plan” shall mean this Potlatch Corporation Salaried Supplemental Benefit Plan II.
(p)“Prior Plan” shall mean the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan.
(q)“Retirement Plan” shall mean the Potlatch Salaried Retirement Plan.
(r)“Section 409A” ” means Section 409A of the Code, including regulations and guidance promulgated thereunder.
(s)“Separation from Service” or “Separates from Service” shall mean termination of an Employee’s service as an Employee consistent with the requirements of Section 409A. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common-law employee of the Corporation and each Affiliate.
SECTION 3. ELIGIBILITY AND PARTICIPATION.
Participation in the Plan shall be limited to:
(a)All participants in the Retirement Plan whose benefits thereunder are reduced due to the limits of Section 401(a)(17) of the Code (limiting the amount of compensation that may be taken into account under the Retirement Plan) or Section 415 of the Code (limiting the annual benefits payable under the Retirement Plan);

(b)All participants in the Retirement Plan who are credited with deferred Incentive Plan awards;
(c)All participants in the Retirement Plan who otherwise participate in the Incentive Plan, who are officers of the Company and who are required by company policy to retire no later than the Normal Retirement Date; and
(d)All participants in the 401(k) Plan whose allocations of the Company Contributions or Allocable Forfeitures are reduced because the participant has deferred an Incentive Plan award or because of the limits of one or more of the following sections of the Code:
(i) Section 401(a)(17) (limiting the amount of compensation that may be taken into account under the 401(k) Plan);
(ii) Section 401(k)(3) (limiting participants’ Deferred Contributions to the 401(k) Plan);
(iii) Section 401(m) (limiting participants’ Non-deferred Contributions and matching Company Contributions under the 401(k) Plan); or
(iv) Section 415 (limiting overall annual allocations under the 401(k) Plan).
Any Employee with whom the Company has entered into a contract that provides benefits equivalent to any of the benefits described in this Plan shall not be eligible to participate in or receive benefits under this Plan to the extent of such equivalent benefits.
SECTION 4. AMOUNT OF PLAN BENEFITS.
A Participant’s Plan Benefit shall consist of (to the extent applicable to the Participant) (i) the Retirement Plan Supplemental Benefit and (ii) the 401(k) Plan Supplemental Benefit. All Plan Benefits shall accrue as of the last day of each Plan Year or as of the date, if earlier, on which the Participant Separates from Service.
(a)Retirement Plan Supplemental Benefit. A Participant’s Retirement Plan Supplemental Benefit shall be the amount determined under Section 4(a)(i) minus the amount determined under Section 4(a)(ii).
(i) All Participants. A Participant’s Retirement Plan Supplemental Benefit shall be the difference between
(A) the actual vested benefits payable under the Retirement Plan to the Participant and his or her joint annuitant (if any) and
(B) the vested benefits that would be payable under the Retirement Plan if (i) the limitations imposed by sections 401(a)(17) and 415 of the Code did not apply, (ii) any deferred Incentive Plan award credited to the Participant had been paid to the Participant in the year it was deferred and (iii) any benefits payable under Appendix H of the Retirement Plan were not included.
In the case of any Participant who is an officer of the Company and who is required by the corporate mandatory retirement policy to retire no later than the mandatory retirement date, the Retirement Plan Supplemental Benefit also shall include the difference, if any, between the amount determined in Section 4(a)(i)(B) and the vested benefits that would be payable under the Retirement Plan if modified as in Section 4(a)(i)(B) and also modified so that the Incentive Plan awards credited to the Participant (both deferred and not deferred) which were recognized by the Retirement Plan in the Participant’s Final Average Earnings had been 100% of the Standard Bonus (as defined in the Incentive Plan), considering for this purpose, only those years during which the Participant was an officer of the corporation and was required to retire not later than the mandatory retirement date under the corporate mandatory retirement policy; provided, however, that for individuals who retire in an Award Year beginning on or after January 1, 2007, the Standard Bonus will be used to calculate Final Average Earnings only with respect to periods prior to January 1, 2007.
(ii) Prior Plan Offsets. A Participant’s Retirement Plan Supplemental Benefit shall be reduced by the Participant’s retirement plan supplemental benefit accrued under the Prior Plan.
The Participant shall become vested in the Participant’s Retirement Plan Supplemental Benefit upon the completion of five Years of Vesting Service.
(b)401(k) Plan Supplemental Benefit. A Participant’s 401(k) Plan Supplemental Benefit shall be the vested amount credited to a bookkeeping account established pursuant to this Section 4(b). As of the last day of each Plan Year commencing after December 31, 2004, each Participant whose allocations for such Plan Year under the 401(k) Plan are reduced as described in Section 3(d) and who has made the maximum Participating Deferred and Participating Non-deferred Contributions permitted under the 401(k) Plan for such Plan Year shall have an amount credited to such bookkeeping account. The amount so credited shall be the difference between the amount of Company Contributions and Allocable Forfeitures actually allocated to the Participant under the 401(k) Plan for such Plan Year and the amount of Company Contributions and Allocable Forfeitures that would have been allocated to the Participant under the 401(k) Plan for such Plan Year if the Participant had made Participating Contributions equal to six percent of the Participant’s Earnings (determined without regarding to Section 401(a)(17) of the Code and without regard to the deferral of any Incentive Plan award otherwise payable).
Through December 31 of the Plan Year preceding the Plan Year in which payment of the Participant’s entire 401(k) Plan Supplemental Benefit is made, the amount credited to such bookkeeping account shall be credited with earnings and losses based on the following:
(i)    For periods prior to January 1, 2009, earnings shall be calculated using an interest rate equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A-rated corporate bonds (as published in Moody’s Bond Record).
(ii)    For periods on and after January 1, 2009 and prior to the date determined under Section 4(b)(iii), earnings shall be calculated using an interest rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.
(iii)    Effective as soon as practicable after January 1, 2009 as determined by the Committee, for Participant groups identified by the Committee, earnings and losses shall be calculated by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan. Each Participant may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her bookkeeping account, and the alternative(s) selected need not be the same as the Participant has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.
The Participant shall become vested in the Participant’s 401(k) Plan Supplemental Benefit upon the earliest of completion of two Years of Vesting Service, attainment of age 65 while an Employee, death while an Employee or Total and Permanent Disability.
SECTION 5. DISTRIBUTIONS OF PLAN BENEFITS.
Distributions of Plan Benefits shall be made after the Participant Separates from Service pursuant to the following procedures.
(a)Retirement Plan Supplemental Benefit. The Retirement Plan Supplemental Benefits shall be distributed beginning no later than 90 days following the Participant’s attainment of age 55 or Separation from Service, whichever is later (the “Beginning Date”). If the Participant’s benefit is less than or equal to $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in a lump sum. If the Participant’s benefit is greater than $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in the form of an annuity. The Participant may elect the form of annuity payment from the forms available under the Retirement Plan, excluding the Social Security Adjustment option, not more than 30 days after the Beginning Date. A Participant’s Retirement Plan Supplemental Benefit which is paid in the form of annuity shall be subject to the same actuarial adjustments for form of payment applicable to Retirement Plan benefits. If a Participant’s Retirement Plan Supplemental Benefit is payable before the Participant is first eligible to receive benefits under the Retirement Plan, the Retirement Plan Supplemental Benefit will be calculated to be the Actual Equivalent of the amount payable at Normal Retirement.
If the Participant fails to make an annuity election pursuant to this Section 5(a), the vested Retirement Supplemental Benefit shall be distributed in the form of Joint & Survivor 50% Annuity or Single Life Annuity if the Participant is unmarried.
(b)401(k) Plan Supplemental Benefit. By the later of (i) January 31st of the calendar year immediately following the first calendar year in which the Participant first accrues a benefit under this Plan (or if earlier, thirty 30 days after first becoming eligible to participate in the Potlatch Corporation Management Deferred Compensation Plan), or (ii) to the extent authorized by the Committee, December 31, 2008, each Participant shall elect to receive distribution of the Participant’s vested 401(k) Plan Supplemental Benefit in ten or fewer annual installments or in a lump sum beginning in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service by filing the prescribed form with the Company. This election shall be irrevocable. Distribution will be made in accordance with the Participant’s election except as provided below. The amount of any annual installment shall be determined by dividing the amount credited to the Participant’s bookkeeping account as of the last day of the Plan Year preceding the date of distribution of such installment by the total number of installments elected by the Participant less the number of installments already paid. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A. All annual installment payments shall be payable no later than March 15th of the payment year.
If the Participant fails to make an election pursuant to this Section 5(b), the vested 401(k) Plan Supplemental Benefit shall be distributed in a lump sum in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service.

If a Participant dies before the Participant’s 401(k) Plan Supplemental Benefit has been completely distributed, such remaining benefit shall be distributed in a lump sum as soon as practicable thereafter to the Beneficiary. If the designated Beneficiary does not survive the Participant or dies before receiving payment in full of the Participant’s Deferred Compensation Account, payment shall be made to the estate of the last to die of the Participant or the designated Beneficiary.
Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s (or its delegate’s) discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s (or its delegate’s) decision is evidenced in writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2).
To the extent that no bookkeeping account has previously been established for a Participant and if the amount to be credited to the Participant’s account is less than $1,000 in a Plan year, then no 401(k) Plan Supplement Benefit bookkeeping account shall be established for the Participant in such Plan Year and the deferred amount shall be distributed to the Participant in cash not later than the end of the Plan Year following the Plan Year in which such amount was deferred.
(c)Delayed Distribution to Key Employees. Notwithstanding any other provision of this Section 5, distributions of the Retirement Plan Supplemental Benefit and the 401(k) Plan Supplemental Benefit accounts made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5 during such six-month period will be made in one lump sum payment, without adjustment for interest, not later than the last day of the second month following the month that is six months from the date the Participant Separates from Service. The determination of which Participants are Key Employees will be made by the Company in its sole discretion in accordance with this Section 5(c) and section 416(i) of the Code, including regulations and guidance promulgated thereunder (defining key employees), and Section 409A.
(d)No Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3).
SECTION 6. MISCELLANEOUS
(a)Forfeitures. Plan Benefits shall be forfeited under the following circumstances:
(i) If the Participant is not vested in the Retirement Plan Supplemental Benefit or 401(k) Plan Supplemental Benefit when the Participant Separates from Service; or
(ii) If the Participant is indebted to the Company or any affiliate at the time the Participant or the Participant’s joint annuitant or other Beneficiary becomes entitled to payment of a Plan Benefit. In such a case, to the extent that the amount of the Plan Benefit does not exceed such indebtedness, the amount of such Plan Benefit shall be forfeited and the Participant’s indebtedness shall be extinguished to the extent of such forfeiture.

(b)Funding. The interest under the Plan of any Participant and such Participant’s right to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Company. Until distributed, Plan Benefits shall be bookkeeping entries only and no Participant shall have an interest in or claim against any specific asset of the Company pursuant to the Plan. Notwithstanding the foregoing, the Company may, in its discretion, choose to contribute to the Potlatch Corporation Benefits Protection Trust Agreement to assist with the payment of benefits under the Plan.
(c)Tax Withholding. The Company shall make or cause to be made appropriate arrangements for satisfaction of any federal or state income tax or other payroll-based withholding tax required to be paid by the Participant upon the accrual or payment of any Plan Benefits.
(d)No Employment Rights. Nothing in the Plan shall be deemed to give any individual a right to remain in the employ of the Company or any subsidiary or to limit in any way the right of the Company or a subsidiary to terminate any individual’s employment with or without case, which right is hereby reserved.

(e)	No Assignment of Rights.
(i) Except as otherwise provided in Section 6(a)(ii) with respect to a Participant’s indebtedness to the Company or an Affiliate or in Section 6(e)(ii), the interest or rights of any person in the Plan or in any distribution to be made hereunder shall not be assigned (either at law or in equity), alienated, anticipated or subject to the attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section 6(e)(i) shall be void.
(ii) All or any portion of a Participant’s Plan Benefit hereunder shall be subject to the creation, assignment or recognition of a right under a state domestic relations order that is determined to be a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code) under the procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders.
(f)Administration. The Plan shall be administered by the Committee. The Committee (or its delegate) shall make such rules, interpretations and computations as it may deem appropriate, and any decision of the Committee (or its delegate) with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan Benefits, shall be conclusive and binding on all persons.

(g)	Amendment and Termination.
(i) The Company expects to continue the Plan indefinitely. Future conditions, however, cannot be foreseen, and the Committee shall have the authority to amend or to terminate the Plan at any time. Notwithstanding the foregoing, the Vice President, Human Resources, of the Company shall have the power and authority to amend the Plan provided that such amendment (i) does not materially increase the cost of the Plan to the Company or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A.
(ii) In the event of an amendment of the Plan, a Participant’s Plan Benefits shall not be less than the Plan Benefits to which the Participant would be entitled if the Participant had Separated from Service immediately prior to such amendment. In addition to the foregoing, the Plan may not be amended (including any amendment to this Section 6(g))

or terminated during the three-year period following a Change in Control if such amendment or termination would alter the provisions of this Section 6(g) or adversely affect a Participant’s accrued Plan Benefits.
(iii) Except as provided in Section 6(g)(iv), in the event of termination of the Plan, the Participants’ Plan Benefits may, in the Committee’s discretion, be distributed within the period beginning 12 months after the date the Plan was terminated and ending 24 months after the date the Plan was terminated, or pursuant to Section 5, if earlier. If the Plan is terminated and the Plan Benefits are distributed, the Company, in compliance with Section 409A shall terminate all account and non-account balance non-qualified deferred compensation plans with respect to all Participants and shall not adopt a new account or non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.
(iv) The Committee may terminate the Plan upon a corporate dissolution of the Company that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Plan Benefits are distributed and included in the gross income of the Participants by the latest of (A) the Plan Year in which the Plan terminates or (B) the first Plan Year in which payment of the Plan Benefits is administratively practicable.
(h)Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

(i)	Claims and Review Procedure.
(i) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Vice President, Human Resources, of the Company. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6(i). If a Participant fails to file a formal claim within the preceding limitation period, the Participant shall not be entitled to bring any legal or equitable action for benefits under the Plan.
(ii) Formal Benefits Claim – Review by Benefits Committee. A Participant may make a written request for review of any matter concerning his or her benefits under the Plan. The claim must be addressed to the Benefits Committee, Salaried Supplemental Benefit Plan II, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Benefits Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Benefits Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Benefits Committee expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii) Notice of Denied Request. If the Benefits Committee denies a request in whole or in part, he shall provide the person making the request with written notice of the denial within the period specified in Section6(i)(ii). The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination to review.
(iv) Appeal to Benefits Committee.
(A) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Benefits Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to the Benefits Committee, Salaried Employees’ Supplemental Benefit Plan II, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Benefits Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
(B) The Benefits Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Benefits Committee’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.
(C) The Benefits Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant with the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Benefits Committee expects to reach a decision on the appeal.
(D) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under section 502(a) of ERISA.

(E) The decision of the Benefits Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(v) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 6(i)(ii), has been notified that the claim is denied in accordance with Section 6(i)(iii), has filed a written request for a review of the claim in accordance with Section 6(i)(iv), and has been notified in writing that the Benefits Committee has affirmed the denial of the claim in accordance with Section 6(i)(iv); provided, however, that an action for benefits may be brought after the Benefits Committee has failed to act on the claim within the time prescribed in Section 6(i)(ii) and Section 6(i)(iv), respectively.
(j)Choice of Law and Venue. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

ADDENDUM A
AMENDMENT AND RESTATEMENT OF THE
ADDITIONAL BENEFITS PROVIDED TO MICHAEL J. COVEY
Except as provided in this amendment and restatement to Addendum A, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II, or successor plan (the “Plan”), shall apply to any benefit payable under the Plan to Michael J. Covey. Potlatch Corporation (“Potlatch”) provided to Mr. Covey a minimum pension benefit guaranteed in his Employment Agreement dated February 6, 2006, as amended (the “Agreement”), which term ends on February 6, 2009, if he retires at or after age 55. The Agreement provides that Potlatch is obligated to continue to honor the retirement benefits set forth in Section 5(b)(iv) of the Agreement described below after the term of the Agreement ends. In addition, the amendment to the Agreement provides that Mr. Covey is fully vested in his Plan benefits, but not the minimum pension benefit provided in Section 5(b)(iv) of his Agreement, as of his first day of employment, which is consistent with the vesting of benefits provided to other Potlatch executives; provided, however, in the event of a Change in Control, as defined in the Plan, he will be vested in the minimum pension benefit immediately. This amended and restated Addendum A describes the benefits that will be provided to Mr. Covey under the Plan.
Michael J. Covey shall be fully vested in the Plan, except for the “Minimum Benefit” described below, on the first day of employment with Potlatch. Furthermore, if Mr. Covey Separates from Service, as defined in the Plan, at or after age 55, he will receive a Minimum Benefit under the Plan, determined as follows:
(a)    The positive amount equal to $26,800 minus the Total Monthly Pension Benefits, as defined below (the “Difference”), shall be paid to Mr. Covey as provided herein.
(i)    The “Total Monthly Pension Benefits” shall be the sum of the monthly vested benefit under the Company’s Plan and qualified pension plan, as described in Section 4(a)(i)(B) of the Plan (the “Company Pension Benefits”), plus the monthly benefit under Mr. Covey’s former employer’s supplemental pension plan and qualified pension plan that would have been provided to Executive, taking into consideration his termination date with his former employer (the “Former Company Pension Benefits”); provided that the Company Pension Benefits and the Former Company Pension Benefits shall be calculated as the actuarial equivalent of a single life annuity.
(b)    The payment of the Difference as a monthly single life annuity shall be converted at the Beginning Date, as defined in the Plan, into the actuarial equivalent form that Executive has validly elected to receive his Retirement Plan Supplemental Benefit under the Plan, which amount shall be paid at the same time and in the same form as his Retirement Plan Supplemental Benefit.
(c)    In the event that the Difference is zero or less, then no additional benefits shall be paid to Mr. Covey hereunder.
Notwithstanding the foregoing, if there is a Change in Control, as defined in the Plan, then Mr. Covey shall immediately vest in his Minimum Benefit and he shall receive his Minimum Benefit upon his Separation from Service without regard to attainment of age 55.

ADDENDUM B
ADDITIONAL BENEFITS PROVIDED TO BRENT STINNETT
Except as provided in this Addendum B, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Brent Stinnett. In accordance with the foregoing, the retirement benefits guaranteed to Mr. Stinnett in his Offer Letter, dated July 18, 2006 and accepted by Mr. Stinnett on July 21, 2006 will be provided under this Addendum B to the Plan to the extent that such minimum retirement benefit are not provided by any other section of the Plan or under any other section of the Potlatch Salaried Retirement Plan or the Potlatch Salaried 401(k) Plan. The relevant section of Mr. Stinnett’s Offer Letter is reproduced below (references below to the Potlatch Forest Products Corporation Salaried Retirement Plan and Salaried Savings Plan shall be deemed to include references to the Potlatch Salaried Retirement Plan and Potlatch Salaried 401(k) Plan):
You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Forest Products Corporation Salaried Retirement Plan and Potlatch Forest Products Corporation Salaried Savings Plan (“Qualified Plans”) and the Potlatch Corporation Supplemental Retirement Plan (“Non Qualified Plan”). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early (“Qualifying Events”).
While considered as 100% vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plan unless you meet the requirements contained within these plans. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.

ADDENDUM C
ADDITIONAL BENEFITS PROVIDED TO JANE CRANE
Except as provided in this Addendum C, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Jane Crane. In accordance with the foregoing, the retirement benefits guaranteed to Ms. Crane in her Offer Letter, dated January 5, 2007 and accepted by Ms. Crane on January 8, 2007, will be provided under this Addendum C to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under any other section of the Potlatch Salaried Retirement Plan or the Potlatch Salaried 401(k) Plan. The relevant section of Ms. Crane's Offer Letter is reproduced below(references below to the Potlatch Forest Products Corporation Salaried Retirement Plan and Salaried Savings Plan shall be deemed to include references to the Potlatch Salaried Retirement Plan and Potlatch Salaried 401(k) Plan):
You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Forest Products Corporation Salaried Retirement Plan and Potlatch Forest Products Corporation Salaried Savings Plan ("Qualified Plans") and the Potlatch Corporation Supplemental Retirement Plan ("Non Qualified Plan"). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early ("Qualifying Events").
While considered as 100 % vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plans unless you meet the requirements contained within these plans. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.

ADDENDUM D
ADDITIONAL BENEFITS PROVIDED TO LORRIE SCOTT
Except as provided in this Addendum D, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Lorrie Scott. In accordance with the foregoing, the retirement benefits guaranteed to Ms. Scott in her Offer Letter, dated June 3, 2010 and accepted by Ms. Scott on June 16, 2010, will be provided under this Addendum D to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under any other section of the Potlatch Salaried Retirement Plan or the Potlatch Salaried 401(k) Plan. These retirement benefits consist of the following (references below to the defined benefit plan shall be deemed to include references to the Potlatch Salaried Retirement Plan and Potlatch Salaried 401(k) Plan):
You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Corporation Salaried Retirement Plan and Potlatch Corporation Salaried 401(k) Plan ("Qualified Plans") and the Potlatch Corporation Supplemental Retirement Plan ("Non Qualified Plan"). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early ("Qualifying Events").
While considered as 100 % vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plans unless all requirements contained within these plans are met. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.